Exhibit 21
EXHIBIT 21
[Item 15(c)]
Subsidiaries of the Registrant
As of December 31, 2022
100% Voting Securities Owned by Registrant

1)Univest Bank and Trust Co. - chartered in the Commonwealth of Pennsylvania - and its wholly-owned subsidiaries as follows:

a.Girard Advisory Services, LLC - chartered in the Commonwealth of Pennsylvania
b.Girard Benefits Group, LLC - chartered in the Commonwealth of Pennsylvania
c.Girard Investment Services, LLC - chartered in the Commonwealth of Pennsylvania
d.Girard Pension Services, LLC - chartered in the Commonwealth of Pennsylvania
e.Univest Capital, Inc. - chartered in the Commonwealth of Pennsylvania
f.Univest Insurance, LLC - chartered in the Commonwealth of Pennsylvania